                                                                     EXHIBIT 4.9

                                                                  EXECUTION COPY

                                DATED 1 JULY 2006

                        (1)  MR. QU XIAO HUA

                        (2)  HSBC HAV2 (III) LIMITED

                                      and

                        (3)  JAFCO ASIA TECHNOLOGY FUND II

                                   ----------

                              PUT OPTION AGREEMENT

                                  IN RESPECT OF

                               CANADIAN SOLAR INC.

                                   ----------

                                BAKER & MCKENZIE

THIS AGREEMENT is made on the 1st day of July 2006

BETWEEN:

(1) MR. QU XIAO HUA, holder of Canadian Passport Number BC289772 and whose residential address being at 4056 Jefton Crescent, Mississauga, Ontario, Canada L5L 1Z3 (the "FOUNDER");

(2) HSBC HAV 2 (III) LIMITED, a company incorporated in the Cayman Islands with its registered office at 2nd Floor, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands (the "FUNDS"); and

(3) JAFCO ASIA TECHNOLOGY FUND II, a Cayman Islands exempted company with its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands ("JAFCO").

The Funds and JAFCO shall be referred to collectively as the "INVESTORS" and individually as an "INVESTOR".

WHEREAS:

(A) Canadian Solar Inc. (the "COMPANY") is a corporation continued under the laws of Canada. Particulars of the Company are set out in Schedule 1.

(B) The Company, the Founder, the Investors and other parties entered into (i) a subscription agreement on 16 November 2005 in relation to the issue of Convertible Notes to the Investors and (ii) four supplemental agreements relating thereto dated 28 February 2006, 29 March 2006, 9 June 2006 and the date of today respectively (collectively, the "SUBSCRIPTION AGREEMENTS"). The same parties also entered into an investment agreement relating to the Company on 30 November 2005 (the "INVESTMENT AGREEMENT").

(C) Pursuant to the Subscription Agreements, the Company issued to the Funds Convertible Notes of an aggregate principal amount of US$7,750,000 and to JAFCO Convertible Notes of an aggregate principal amount of US$4,000,000. All the Convertible Notes are outstanding as at the date hereof.

(D) Each of the parties hereto acknowledges that each Investor was requested by the Company and the Founder to convert all its outstanding Convertible Notes into Common Shares, or any other Shares issued or issuable in respect thereof upon any stock split, subdivision, reorganisation or the like, or issued or issuable as stock dividend in respect of such Common Shares (the "CONVERSION SHARES") as an Optional Conversion (the "CONVERSION"). As a condition to the Conversion and in consideration of each Investor agreeing to conduct the Conversion, the Founder shall grant an option to each Investor to require the Founder to purchase all of the Conversion Shares from the relevant Investor or its Affiliate on the terms and conditions set out in this Agreement.

(E) It is contemplated by the parties and the Company that the Common Shares (including the Conversion Shares) will undergo a share split immediately following the Conversion, and accordingly the price for the option set out herein will be adjusted.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HEREBY AGREE AS
FOLLOWS:

1.   INTERPRETATION

1.1 In this Agreement, capitalized terms shall have the meanings as set out in the Subscription Agreements, unless otherwise defined.

1.2  In this Agreement:

     (A) the headings are inserted for convenience only and shall not affect the construction and interpretation of this Agreement;

     (B) unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

     (C) references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement; and

     (D) all Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include such Recitals and Schedules.

2.   PUT OPTION

2.1 In consideration of each Investor agreeing to conduct the Conversion, the Founder hereby grants to each of the Investors severally an option (the "PUT OPTION") to require the Founder to purchase all of the Conversion Shares held by each Investor or its Affiliate (the "TRANSFER") at the option price ("OPTION PRICE") calculated in accordance with the following provisions:

     Option Price = US$5.770563156 per Conversion Share,

     on the basis that (i) a total of 5,668,421 Common Shares are currently in issue before the Conversion; (ii) the maximum number of Common Shares that may be issued pursuant to the ESOP shall be 1,000,000; (iii) an aggregate of 2,036,195.824 Common Shares are expected to be issued to all Investors upon the full conversion of all Convertible Notes of an aggregate principal amount of US$11,750,000.

2.2 In the event the Common Shares shall be increased by share split, subdivision, or other similar transaction into a greater number of Common Shares, the Option Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Common Shares. In the event the outstanding Common Shares shall be decreased by a reverse share split, combination, consolidation, or other similar transaction into a smaller number of Common Shares, the Option Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Common Shares.

     For the avoidance of doubt, where the Common Shares shall undergo a share split immediately following the Conversion on a 1 for 1.168130772 basis and where the maximum number of Common Shares that may be issued pursuant to the ESOP shall remain 1,000,000 notwithstanding the share split:

     Option Price = US$4.94 per Conversion Share,

     on the basis that the aggregate shareholding of all Investors in the Company following the share split shall be 23.79%.

2.3 Subject to Clause 2.4 below, the Put Option may be exercisable from time to time in whole or in part.

2.4 The Put Option is exercisable by each of the Investors, by serving a written option notice (the "OPTION NOTICE") on the Founder in accordance with Clause 7 and

     (A) at any time from 31 March 2007 (inclusive) to 10 April 2007 (inclusive) in the event that the Company has not completed a Qualified IPO on or before 31 March 2007; or

     (B) at any time after the occurrence and during the continuance of an Event of Default upon written demand from any of the Investors, which demand may be served by the Investors at any time following the date on which such Event of Default becomes known to such Investor.

2.4 The Option Notice shall, concurrently with delivery to the Founder, be delivered to the other Investor(s). Upon receipt of the Option Notice, the other Investor(s) may also elect to exercise the Put Option by delivering a separate option notice ("SECOND OPTION NOTICE") to the Founder (copying all other Investors) within ten (10) days of the receipt of the Option Notice.

2.5 For the purpose of Clause 2.4(B) above, the Founder hereby undertakes with each of the Investors that upon him becoming aware of the occurrence of any Event of Default, he will promptly give written notice thereof to each of the Investors.

2.6 Any Option Notice served by any Investor pursuant to Clause 2 shall contain a statement to the effect that such Investor wishes to exercise the Put Option and shall set out in as much details as reasonably possible particulars of the event which forms the basis for the exercise of the Put Option, the number of Conversion Shares to be transferred by such Investor or its Affiliate pursuant to the said notice, the Option Price and the place where the Transfer of the Conversion Shares shall take place.

2.7 The completion of the Transfer of the Conversion Shares upon exercise of the Put Option by an Investor pursuant to Clauses 2.4 and/or 2.5 shall take place as soon as possible after the Investor or its Affiliate has provided the Founder with a certificate under section 116 of the Income Tax Act (Canada) as referred to in Clause 2.9, whereupon the Founder shall deliver to such Investor or its Affiliate payment of the Option Price in respect of the total number of the Conversion Shares stated in the Option Notice, or in the Second Option Notice, as the case may be. Upon receipt of the payment aforesaid, such Investor or its Affiliate shall deliver to the Founder or its nominee the relevant shares certificate(s) in respect of the said Conversion Shares and duly executed instrument of transfer. At such completion, the Investor or its Affiliate shall represent and warrant that the Conversion Shares subject to the Put Option are free and clear of all Encumbrances and Liens (other than those imposed by this Agreement, the Investment Agreement, the Registration Rights Agreement and the Articles of Incorporation and By-Laws) and that the Investor or its Affiliate has full authority to transfer such shares to the Founder or his nominee.

2.8 Provided that each Investor or its Affiliate provides the Founder with a certificate under section 116 of the Income Tax Act (Canada) with the appropriate certificate limit, the Option Price payable to any Investor or its Affiliate shall be paid to such Investor or its relevant Affiliate, by way of banker's draft or cashier's order, in United States dollars in full without any deduction or withholding for or on account of any present or future taxes, levies, imposes, duties or other charges, fees, withholdings, restrictions or conditions, and without set-off, counterclaim or any deduction whatsoever.

2.9 Where applicable, the Founder shall procure the approval of the Company's board of directors on each Transfer of the Conversion Shares.

2.10 Subject to the provisions of Clause 2.4, the parties hereto agree that there shall be no limit to the timing and numbers of Option Notices.

2.11 The right of each Investor to exercise the Put Option shall be independent of the decision of the other Investor. For avoidance of doubt, one Investor may require the Founder to complete a Transfer even if the other Investor does not so require.

2.12 The Founder agrees to bear all taxes and stamp duty, if any, payable on each Transfer.

2.13 The parties hereto acknowledge that any Transfer (a) shall be free from the transfer restrictions imposed on the Investors in the Investment Agreement but (b) shall not otherwise affect or prejudice the rights of any Investor under the Investment Agreement, the Subscription Agreements, the corresponding certificates of the Convertible Notes, the Registration Rights Agreement and the Articles of Incorporation and By-Laws.

3.   VARIATION

     No variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

4.   SUCCESSORS AND ASSIGNS

     All rights, covenants and agreements of the parties hereto contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure for the benefit of their respective successors or permitted assigns, provided that the Founder shall not assign any of his rights under this Agreement without the prior written consent of all of the Investors. Notwithstanding anything to the contrary in this Agreement, each of the Investor is entitled to assign its rights in and benefit of this Agreement to any third parties to which such Investor shall have transferred the beneficial ownership of the Conversion Shares (or any interest therein held by such Investor).

5.   FURTHER ASSURANCE

     Each party hereto shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other parties may from time to time reasonably require for the purpose of giving to the other parties the full benefit of all of the provisions of this Agreement.

6.   WAIVER; SEVERANCE

6.1 The failure of any party hereto at any time to require performance or observance by any other party of any provision of this Agreement shall in no way affect the right of such first party to require performance of that provisions; and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

6.2 Should any provision of this Agreement be declared null and void by any competent government agency or court this shall not effect the other provisions of this Agreement which are capable of severance and which shall continue unaffected.

7.   NOTICES

7.1 Notices or other communications required to be given by any party hereto pursuant to this Agreement shall be written in English and may be delivered personally or sent by registered airmail or postage prepaid, by a recognized courier service or by facsimile transmission to the address of the other relevant parties set forth below. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

     (A) notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

     (B) notices given by registered airmail or postage prepaid shall be deemed effectively given on the fifth (5th) Business Day after the date on which they were mailed (as indicated by the postmark);

     (C) notices given by courier shall be deemed effectively given on the second (2nd) Business Day after they were sent by recognized courier service; and

     (D) notices given by facsimile transmission shall be deemed effectively given immediately following confirmation of its transmission as recorded by the sender's facsimile machine.

          TO THE FOUNDER:

          Address:                                [chinese characters]
                                                  (Building A6, Export
                                                  Processing Zone
                                                  Suzhou New & Hi-Tech District
                                                  Jiangsu Province 215151
                                                  The People's Republic of
                                                  China)
          Fax Number:                             86-512-62696016

          TO THE FUNDS:

          c/o HSBC Private Equity (Asia) Ltd.
          Address:                                Level 17, 1 Queen's Road
                                                  Central
                                                  Hong Kong
          Fax Number:                             +852 2845-9992
          Attention:                              The Managing Director

          TO JAFCO:

          c/o JAFCO Investment (Asia Pacific) Ltd
          Address:                                6 Battery Road
                                                  #42-01 Singapore 049909
          Fax Number:                             +65 6221-3690
          Attention:                              The President

          With a copy to:
          JAFCO Investment (Hong Kong) Ltd.
          Address:                                30/F Two International Finance
                                                  Centre
                                                  8 Finance Street
                                                  Central
                                                  Hong Kong
          Fax Number:                             +852 2536-1979
          Attention:                              General Manager
          Email:                                  All E-mail correspondence to
                                                  vincent.chan@jafcoasia.com and
                                                  sam.lai@jafcoasia.com

7.2 Any party may at any time change its address or fax number for service of notices in writing delivered to the other parties in accordance with this Clause 7.

8.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument.

9.   PROCESS AGENTS

9.1 Each party hereby irrevocably appoints the person set out opposite its name below as its respective agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not such service of process is forwarded to such party by its agent or received by it, and each party warrants and undertakes to the other parties that the agent appointed by it hereunder is a company incorporated in Hong Kong and the address of such agent set out below is its registered office address in Hong Kong:

                                        AGENT /
     PARTY                      REGISTERED OFFICE ADDRESS
----------------   ----------------------------------------------------
For the Founder:   Key Consultant Limited

                   Address: Unit 710, 7th Floor, Bank of America Tower,
                   12 Harcourt Road, Central, Hong Kong

The Funds          HSBC Private Equity (Asia) Ltd.

                   Address: Level 17, 1 Queen's Road Central, Hong Kong

JAFCO              JAFCO Investment (Hong Kong) Ltd.

                   Address: 30/F  Two  International  Finance  Centre,
                   8 Finance Street, Central, Hong Kong

9.2 If a process agent appointed by any party pursuant to Clause 9 ceases to be able to act as such or to have a registered office address in Hong Kong, the party which appoints such process agent shall appoint a new process agent, which shall be a company incorporated in Hong Kong, and to deliver to the other parties, before the expiry of fourteen (14) days from the date on which such process agent ceases to be able to act as such or to have a registered office address in Hong Kong, a copy of the written acceptance of appointment by that new process agent.

9.3 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

10.  GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

11.  DISPUTE RESOLUTION

11.1 Any dispute, controversy or claim arising out of or connected with this Agreement or the interpretation, breach, termination or validity hereof, including a dispute as to the validity or existence of this Agreement, shall be resolved by way of arbitration upon the request of any of the parties in dispute with notice to the other parties.

11.2 Arbitration under this Clause 11 shall be conducted in Hong Kong, under the auspices of the Hong Kong International Arbitration Centre (the "HKIAC") by three arbitrators (the "ARBITRATORS") pursuant to the rules of the United Nations Commission on International Trade Law (the "UNCITRAL RULES"), save that, unless the parties in dispute agree otherwise:

     (A)  the three Arbitrators shall be appointed by the HKIAC; and

     (B) the parties agree to waive any right of appeal against the arbitration award.

11.3 The arbitration shall be administered by HKIAC in accordance with HKIAC's procedures for arbitration.

11.4 Each party shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by another party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the disclosing party.

11.5 The award of the arbitral tribunal shall be final and binding upon the disputing parties, and a prevailing party may apply to any court of competent jurisdiction for enforcement of such award.

11.6 The cost of the arbitration (including the reasonable and properly incurred fees and expenses of the lawyers appointed by each party to the arbitration) shall be borne by the party or parties against whom the arbitration award is made or otherwise in accordance with the ruling of the arbitration tribunal.

11.7 Any party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

12.  JAFCO'S RIGHTS

     All parties acknowledge and agree that any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. ("JIAP") or any other fund manager of JAFCO or their nominees (each, a "JAFCO MANAGER"), unless JAFCO has (a) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other parties that such notice given under paragraph
     (a) above has been revoked.

IN WITNESS WHEREOF this Agreement has been executed by the parties the day and year first before written.

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY

NAME:                          Canadian Solar Inc.

DATE OF INCORPORATION:         22 October 2001

PLACE OF ORGANISATION:         Canada

REGISTERED OFFICE:             4056 Jefton Crescent. Mississauga, Ontario,
                               Canada L5L 1Z3

ISSUED  CAPITAL (AS OF THE     5,668,421 Common Shares with no nominal or par
DATE HEREOF):                  value

SHAREHOLDERS AS AT THE DATE
HEREOF:                        SHAREHOLDER   NO. OF EQUITY SECURITIES HELD
---------------------------    -----------   -----------------------------
                               QU Xiao Hua   5,668,421 Common Shares

CONVERTIBLE NOTES ISSUED AND
OUTSTANDING AS AT THE DATE                  PRINCIPAL AMOUNT OF
HEREOF:                          HOLDER    THE CONVERTIBLE NOTES
----------------------------   ---------   ---------------------
                               The Funds        US$7,750,000
                               JAFCO            US$4,000,000

SIGNED, SEALED and DELIVERED   )
as a Deed by                   )   /s/
QU XIAO HUA                    )
in the presence of:-           )


/s/

SIGNED by Victor Leung    )
for and on behalf of      )   /s/
HSBC HAV2 (III) LIMITED   )
in the presence of:-      )


/s/
-------------------------------------
Laetitia K.W. Yu
Witness

SIGNED by Hiroshi Yamada                 )
for and on behalf of                     )   /s/
JAFCO ASIA TECHNOLOGY FUND II            )
in the presence of:- Liu Xiao Ning /s/   )

                               DATED JULY 28, 2006

                       (1)  MR. QU XIAO HUA

                       (2)  HSBC HAV2 (III) LIMITED

                       (3)  JAFCO ASIA TECHNOLOGY FUND II

                                      AND

                       (4)  JAFCO ASIA TECHNOLOGY FUND II

                            (BARBADOS) LIMITED

                                   ----------

                        SUPPLEMENTAL PUT OPTION AGREEMENT

                                  IN RESPECT OF

                               CANADIAN SOLAR INC.

                                   ----------

THIS SUPPLEMENTAL AGREEMENT is made on the 28th day of July 2006

BETWEEN:

(1) MR. QU XIAO HUA, holder of Canadian Passport Number BC289772 and whose residential address being at 4056 Jefton Crescent, Mississauga, Ontario, Canada L5L 1Z3 (the "FOUNDER");

(2) HSBC HAV 2 (III) LIMITED, a company incorporated in the Cayman Islands with its registered office at 2nd Floor, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands (the "FUNDS");

(3) JAFCO ASIA TECHNOLOGY FUND II, a Cayman Islands exempted company with its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands ("JAFCO CAYMAN"); and

(4) JAFCO ASIA TECHNOLOGY FUND II (BARBADOS) LIMITED, a Corporation incorporated under the laws of Barbados and with its registered office situate at 13, 8th Avenue Belleville in the parish of St. Michael in Barbados ("JAFCO BARBADOS").

The Funds and JAFCO Barbados shall be referred to collectively as the "INVESTORS" and individually as an "INVESTOR".

WHEREAS:

(A) The Founder, the Funds and JAFCO Cayman entered into a put option agreement (the "PUT OPTION AGREEMENT") on July 1, 2006, pursuant to which, each of the Funds and JAFCO Cayman shall have the right to request the Founder to purchase certain number of Conversion Shares from each of them.

(B) JAFCO Cayman and JAFCO Barbados entered into a share sale and purchase agreement on July 17, 2006 (the "SHARE SALE AND PURCHASE AGREEMENT"). Further to and in connection with the said Share Sale and Purchase Agreement, JAFCO Cayman and JAFCO Barbados entered into an assignment agreement dated July 17, 2006, pursuant to which, JAFCO Cayman assigns to JAFCO Barbados all its rights under the Put Option Agreement.

(C) The parties hereto are desirous of modifying certain terms in the Put Option Agreement on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HEREBY AGREE AS FOLLOWS:

3.   AMENDMENTS TO THE PUT OPTION AGREEMENT

The parties hereto agree that, in order to conform to the original intention of the parties, Clause 2.4 of the Put Option Agreement shall be deleted in its entirety and replaced with the following and such replacement shall take effect on the date of the Put Option Agreement:

"2.4 THE PUT OPTION IS EXERCISABLE BY EACH OF THE INVESTORS, BY SERVING A WRITTEN OPTION NOTICE (THE "OPTION NOTICE") ON THE FOUNDER IN ACCORDANCE WITH CLAUSE 7 AND

     (A) AT ANY TIME FROM 31 MARCH 2007 (INCLUSIVE) TO 10 APRIL 2007 (INCLUSIVE) IN THE EVENT THAT THE COMPANY HAS NOT COMPLETED AN IPO ON OR BEFORE 31 MARCH 2007; OR

     (B) AT ANY TIME AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT UPON WRITTEN DEMAND FROM ANY OF THE INVESTORS, WHICH DEMAND MAY BE SERVED BY THE INVESTORS AT ANY TIME FOLLOWING THE DATE ON WHICH SUCH EVENT OF DEFAULT BECOMES KNOWN TO SUCH INVESTOR."

2.   MISCELLANEOUS

2.1 Definitions. In this Supplemental Agreement, capitalized terms shall have the meanings as set out in the Put Option Agreement, unless otherwise defined.

2.2 Assignment. This Supplemental Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party to this Supplemental Agreement shall assign any of its rights hereunder without the written consent of the other parties.

2.3 Counterparts. This Supplemental Agreement may be executed in counterparts, each of which shall be deemed to be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

2.4 Survival. All other provisions of the Put Option Agreement which are not specifically amended pursuant to Clause 1 of this Supplemental Agreement shall survive this Supplemental Agreement and continue in full force and effect.

2.5 Governing Law. This Supplemental Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

                            [SIGNATURE PAGES FOLLOW]

SIGNED, SEALED and DELIVERED               )
as a Deed by                               )
QU XIAO HUA                                )   /s/
in the presence of:-                       )

SIGNED by Victor Leung                     )
for and on behalf of                       )
HSBC HAV2 (III) LIMITED                    )   /s/
in the presence of:-                       )

SIGNED by CHAN CHUN HUNG VINCENT         )
for and on behalf of                     )
JAFCO ASIA TECHNOLOGY FUND II            )   /s/
in the presence of:- Wong Yun Pun /s/    )

SIGNED by HIROSHI YAMADA                 )
for and on behalf of                     )
JAFCO ASIA TECHNOLOGY FUND II            )
(BARBADOS) LIMITED                       )   /s/
in the presence of:- Liu Xiao Ning /s/   )